EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-86342-16) of Federal Express Corporation and in the related Prospectus of our reports dated July 12, 2005, with respect to the consolidated financial statements and schedule of Federal Express Corporation, Federal Express Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Federal Express Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2005.

/s/ Ernst & Young LLP

Memphis, Tennessee
July 12, 2005